LAW OFFICE OF BRADLEY D. HARRISON

8318 Trail Lake Dr.

Rowlett,  Texas  75088

Ph. 972-412-5041 Fax. 214-607-1729

________________________________________________________________________

March 7, 2008

Robert Yarmey, CEO

Multimedia Design Corporation

3204 Selwyn Avenue

Charlotte, N.C.  28209

RE:

Issuance of a Maximum of 10,000,000 shares and a minimum of 1,500,000 shares of the common stock of, $.001 par value, in a public offering of said common stock following the filing and approval of a Registration Statement on

Form S-1.

Dear Mr. Yarmey,

Upon your request, I am acting as special counsel for Multimedia Design Corporation, a Delaware corporation (the “Company”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of the offering and sale of up to a maximum of 10,000,000 and a minimum of 1,500,000 shares of the Company’s Common Stock, par value $.001 per share (the “shares”).  The Registration statement on Form

S-1 covering the offering and sale of the Shares (the “Registration Statement”) is expected to be filed with the Securities and Exchange Commission on or about the date hereof.

I have examined and relied upon the originals, certified, conformed or photostatic copies of the Company’s:

(i)

Articles of Incorporation

(ii)

Bylaws

(iii)

Records of all corporate proceedings relating to the Registration Statement

           (iv)

Registration statement

In addition, I have also examined such matters of law and such certificates, documents and records of public officials and of the Company as I have deemed necessary for the purposes of rendering the opinions expressed below.  In making the foregoing examinations, I have assumed the following;  the genuineness of all signatures on original documents, the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies.

Based solely upon the foregoing, and limited in all respects to the corporate laws of the State of Delaware and the federal laws of the United States of America, it is my opinion that the Shares have been duly authorized and, when issued and delivered in the manner referred to in the Registration Statement against receipt by the Company of the agreed consideration therefor, will be validly issued, fully paid and nonassessable.

I hereby consent to the use of this opinion as an Exhibit to the Registration Statement to be filed on Form S-1 and to the reference to my firm in the Prospectus under the caption “Legal Matters”.  In giving this consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

/s/ Bradley D. Harrison

Bradley D. Harrison